Exhibit 99.1

RAMACO RESOURCES REPORTS

SECOND QUARTER 2023 RESULTS

LEXINGTON, KY., August 8, 2023 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”), a leading operator and developer of high-quality, low-cost metallurgical coal, today reported financial results for the three months and six months ended June 30, 2023.

SECOND QUARTER 2023 HIGHLIGHTS

●	The Company had net income of $7.6 million (diluted EPS of $0.17) compared to $25.3 million (diluted EPS of $0.57) in the first quarter of 2023. Adjusted earnings before interest, taxes, depreciation, amortization, certain non-operating expenses, and equity-based compensation (“Adjusted EBITDA”), a non-GAAP measure, was $30.0 million for the three months ended June 30, 2023. This compared to $48.3 million of Adjusted EBITDA for the three months ended March 31, 2023. (See “Reconciliation of Non-GAAP Measure” below.)

●	Both second quarter net income and Adjusted EBITDA were negatively affected by $9 million (EPS of $0.19) and by $11 million respectively, due to transportation issues with the NS and CSX rail companies. Roughly 85,000 tons that were contracted to ship during the quarter were not timely loaded by the rails and pushed to July.

●	The Company now has 3.1 million tons of committed sales, or 95% of 2023 forecast production. Of this amount, 2.2 million tons is fixed price business at an average of $188 per ton, with the balance priced against a floating index.

●	On June 22, the Class B CORE Resources tracking shares (NASDAQ: METCB) began “regular-way” trading. Since the CORE Resources shares began trading, the combined fully diluted market capitalization of the METC and METCB shares has increased almost 30%, or roughly $120 million based upon closing prices as of August 8, 2023. The METCB shares have increased over 65% during the same time frame.

MARKET COMMENTARY / 2023 OUTLOOK

●	On August 7th, the Company reported that its Board had approved the expenditure of approximately $2.5 million towards additional mine development in the fourth quarter of 2023 to commence at its rare earth element (“REE”) and coal Brook Mine in Sheridan, Wyoming. The Company also noted that its current Exploration Target is now up 50% to 0.9 – 1.2 million tons of total rare earth oxides (“TREOs”) from an original Target in May of 0.6 – 0.8 million tons.

●	Based on ongoing diligence, the Company now believes 23% of deposits may contain the Primary Magnetic Rare Earth Oxides (“REOs”) - Neodymium, Praseodymium, Dysprosium, and Terbium. The Company recently engaged a variety of third-party consultants in the rare earth field including SRK Consulting to complete an Initial Assessment and Economic Analysis, as well as a Prefeasibility Study.

●	The Board declared a $5.5 million ($0.125 per share) quarterly dividend on the Class A shares and declared an initial dividend of $1.45 million ($0.165 per share) on the newly issued Class B shares. The Class B dividend was based on second quarter of 2023 results.

●	The first section at the Berwind No. 1 mine will complete development production in mid-August, with the second section expected to be in full production during the third quarter of 2023. The Maben surface and highwall mines also continue to increase production as projected. Lastly, in the second half of July, post a 50% processing capacity upgrade, the Elk Creek preparation plant reached full capacity of up to 3 million tons, up from a prior maximum capacity of 2 million tons.

●	2023 production guidance is updated to 3.0 – 3.5 million tons from 3.1 – 3.6 million tons, lowered by the idling of the Company’s Triple S 0.1 million ton production mine due to market conditions with anticipated production beyond 2023 unaffected by this action. 2023 sales guidance is also updated to 3.1 – 3.6 million tons from 3.3 – 3.8 million tons representing an almost 40% increase versus 2022 sales. 2023 cash costs guidance is now $102 – $108 per ton, from $97-103 per ton, largely due to the combination of continued inflationary pressures and higher than anticipated mine development costs during the ramp up phase at our Berwind complex. Lastly, the Company is now lowering its 2023 Capital Expenditures to a range of $60 – $70 million from $65 – $80 million previously.

●	Third quarter of 2023 sales are expected to be 0.7 – 0.9 million tons. By the fourth quarter of 2023, the Company expects to be selling coal at a quarterly rate above one million tons and an annual rate of more than 4 million tons.

●	U.S. metallurgical coal spot pricing is currently down over 20% from the first half 2023 average price on the back of muted market conditions and continued global economic concerns.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “During the second quarter, we announced two potentially transformative milestones in our CORE Resources holdings, as well as in Ramaco Resources.

First, on the rare earth front, in early May we announced that our Brook Mine near Sheridan, Wyoming may contain the largest unconventional deposit of REEs in the United States, which are considered vital to the nation’s strategic defense and energy transition. Recently, our Board approved to spend roughly $2.5 million for further development mining which we will start in the fourth quarter. Additionally, our Exploration Target has increased by almost 50% to now 0.9 – 1.2 million tons of TREOs.

Also, based on ongoing chemical ICP testing, we now believe that 23% of deposits contain the primary magnetic rare earth oxides of Neodymium, Praseodymium, Dysprosium, and Terbium. Adding in secondary magnetic elements moves this total to roughly 30%. Lastly, we recently engaged several experienced rare earth consulting firms, including SRK Consulting, to complete an Initial Assessment & Economic Analysis, as well as a Prefeasibility Study, which we hope to have in preliminary form later this year.

Second, in late June our CORE Resources Common Stock was distributed to our existing shareholders. We felt that the share price for companies operating in the coal industry generally trade at a marked discount to other forms of energy or materials companies. Our expectation was that if the income from these CORE Resources assets were valued separately, they might trade at a much higher multiple than income from the METC coal assets. The results would seem to support our view. Since its issuance METCB has traded up by over 65%, is set to pay its first dividend next month and has an effective yield above 6%, based on our forward outlook. It now trades at a roughly 16 x multiple of Enterprise Value to EBITDA, versus METC which continues to trade at a roughly 2-3 x multiple. On a combined basis, including both METC and METCB, our overall market cap has increased by roughly $120 million or almost 30%.

Turning to a review of the second quarter in our core metallurgical coal business, we were faced with continuing combined challenges of price declines, soft sales markets and ongoing inflationary pressures. To add further issues, our two rail lines, the NS and CSX continued their prior under-performance by failing to ship roughly 85,000 tons toward the end of the quarter, which will now move to the third quarter. On the pricing front, U.S. high-vol A indices averaged 25% less in the second quarter compared to the first quarter. Currently, prices to date in the third quarter are down another 10% from the prior quarter average.

Although there are economic pronouncements of a “soft landing” from Federal Reserve tightening which began in March 2022, the steel markets continue to show muted strength in both pricing and utilization figures. As we have often said, met coal is a proxy for steel. Steel is a proxy for a nation’s GDP. This ongoing market contraction has been felt both in domestic and international markets and has not yet shown signs of abating in the near term. However, longer and even medium term, the fundamentals of the metallurgical coal business remain strong from the continued structural imbalance of demand and supply factors. Near term the market seems to be looking for signs of a market catalyst to reverse downward pricing trends. It is always difficult to call a market bottom, but the current netback pricing levels have that feel as they approach the marginal cost of production for many, especially higher cost, producers.

In commenting on Ramaco’s second quarter results, we specifically suffered from a decline in three general metrics. We hope all are corrected in the back half of the year, which will especially show in the fourth quarter. The specific impacts were as follows:

●	We had lower realized prices than budgeted based on market conditions.
●	We had lower tons sold than budgeted from a combination of:
o	rail non-performance,
o	fewer tons processed at the newly expanded Elk Creek prep plant in the early summer as it ramped initial production later than anticipated and
o	lower production levels at our Berwind/Knox Creek complexes.
●	We had higher costs of tons sold against lower production results, again mostly at the Berwind/Knox Creek complexes.
●	We built a large inventory position in the first half of 2023 in anticipation of the Elk Creek plant processing capacity expansion. This caused us to reach levels of over 1 million tons of raw and clean coal inventory, which has since been somewhat reduced. We are now in the process of converting this inventory to cash, which based on committed sales will show significant impact in the fourth quarter of 2023.

While we cannot control sales, pricing and markets, we can arguably control production growth and costs. On the latter two fronts, there are a number of company-specific drivers that should help catalyze our next phase of growth. We look forward in the second half of this year to increasing both our overall met coal production, especially at our Berwind mine, as well as enjoying growth in overall processing capacity at Elk Creek.

Specifically on the production front, the first section at the Berwind No. 1 mine will complete development production in weeks. The second section is expected to be in full production later in the third quarter. The Maben surface and highwall mines both are also continuing to increase production. Overall, we are still guiding to fourth quarter production levels at an annualized run rate of over 4 million tons, with quarterly sales also expected to be over one million tons. The increase will help us reduce costs by spreading them across a larger number of produced tons.

Lastly, in late July the upgraded Elk Creek preparation plant reached its full potential processing capacity of 3 million tons, up 50% from 2 million tons. This processing increase will allow us to reduce the inventory position mentioned above. In sum, these two combined factors should translate into lower cash mine costs and meaningfully higher sales figures, with both expected to be triggered in the fourth quarter.

Strategically, we now have the opportunity to potentially have two strong business lines where we have some unique advantages. On our core metallurgical coal front, we are still the fastest growing U.S. producer, operating with low costs, low debt and very limited long-term liabilities. We produce exclusively in the metallurgical coal space, which is the one area of the current industry which we believe has the best long-term prospects.

On the REE front, we have been dealt a singular hand of cards with the discovery of what we hope to soon be the nation’s newest rare earth mine. We start with a prolific multi-decade deposit base containing a preponderance of the most valuable of these critical elements contained in what has been called the largest unconventional deposit in the country. We will move to seize this opportunity with dispatch, balanced with financial prudence and diligence. We have also made strides in advancing some unique carbon products that can be manufactured from coal/carbon ore, and which could have substantial long-term application in direct air capture and battery technology.

Pursuing all of these new initiatives could propel Ramaco on a long-term transformation into becoming a different form of technology company, with businesses in both critical rare earth mineral and metallurgical coal production, alongside novel advanced carbon product and material manufacture. In closing, these are exciting times for Ramaco.”

Key operational and financial metrics are presented below:

Key Metrics
	2Q23	1Q23	Chg.	2Q22	Chg.	2023 YTD	2022 YTD	Chg.
Total Tons Sold ('000)	715	757	(6)%	584	23%	1,472	1,167	26%
Revenue ($mm)	$137.5	$166.4	(17)%	$138.7	(1)%	$303.8	$293.5	4%
Cost of Sales ($mm)	$99.2	$110.5	(10)%	$76.6	29%	$209.7	$157.9	33%
Non-GAAP Pricing of Company Produced Tons ($/Ton)	$163	$185	(12)%	$215	(24)%	$174	$224	(22)%
Non-GAAP Cash Cost of Sales - Company Produced ($/Ton)*	$109	$105	4%	$106	3%	$107	$104	3%
Non-GAAP Cash Margins on Company Produced ($/Ton)	$54	$80	(33)%	$109	(50)%	$67	$120	(44)%
Net Income ($mm)	$7.6	$25.3	(70)%	$33.3	(77)%	$32.8	$74.8	(56)%
Diluted EPS**	$0.17	$0.57	(70)%	$0.74	(77)%	$0.73	$1.66	(56)%
Adjusted EBITDA ($mm)	$30.0	$48.3	(38)%	$57.9	(48)%	$78.3	$121.9	(36)%
Capex ($mm)	$24.5	$23.5	4%	$34.1	(28)%	$48.0	$53.8	(11)%
Adjusted EBITDA less Capex ($ mm)	$5.5	$24.7	(78)%	$23.8	(77)%	$30.3	$68.1	(56)%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 2Q22. Excludes Berwind idle costs.

** Average of the single class of stock through 06/20/23 and Class A common and restricted shares outstanding for the period 06/21/23-06/30/23.

SECOND QUARTER 2023 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the second quarter of 2023, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 876,000 tons, up 32% from the same period of 2022. The Elk Creek complex produced 605,000 tons, up 26% from 482,000 tons last year, while the Berwind and Knox Creek Mining complexes increased to 271,000 tons in the quarter, up 47% from the same period last year. Total sales were 715,000 tons during the quarter, up 23% from 584,000 tons in the second quarter of 2022. Total sales were negatively impacted by roughly 85,000 tons due to transportation-related delays.

Quarterly pricing was $163 per ton on Company produced coal sold, which was 24% lower compared to $215 per ton in the second quarter of 2022. Company produced cash mine costs excluding transportation and idle mine costs were $109 per ton sold, which was 3% higher than for the same period in 2022. Cash mine costs at Elk Creek were $101 per ton sold during the quarter, up modestly from cash mine costs of $100 per ton during the same period of 2022. The increase in costs was due to continued inflationary pressures, as well as the large inventory build on the back of the aforementioned transportation issues. Specifically, overall company wide cash cost per ton sold of $109 came in much higher than cash cost of production of $103 per ton. We anticipate cash costs per ton sold to decline modestly in the second half of 2023 as second half of 2023 sales are anticipated to grow meaningfully from first half of 2023 levels.

As a result of the lower realized price and inflationary headwinds, cash margins on Company produced coal were $54 per ton during the quarter, down from $109 per ton in the same period of 2022, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales.

Sequential Quarter Comparison

Overall second quarter production was up 42,000 tons to 876,000 tons compared with the first quarter of 2023, as new mines ramped up production. However, total sales volume declined 6% from the first quarter of 2023 due to the transportation delays discussed previously.

The realized price of $163 per ton during the second quarter was down from $185 per ton in the first quarter 2023 reflecting lower price market conditions. Second quarter cash costs of $109 per ton on company produced coal compared to $105 per ton in the first quarter of 2023. As a result, cash margins on Company produced coal were $54 per ton during the second quarter, down from $80 per ton in the first quarter of 2023, based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales.

BALANCE SHEET AND LIQUIDITY

As of June 30, 2023, the Company had liquidity of $62.8 million, consisting of $33.9 million of cash plus $28.9 million of availability under our revolving credit facility. This compared to liquidity of $49.1 million as of December 31, 2022.

Compared to December 31, 2022, accounts receivable increased by $17.8 million, and inventories increased by $22.5 million. We expect a meaningful decline in inventory in the second half of 2023, especially in the fourth quarter, on the back of both improved rail service and the 50% increase in processing capacity at the Elk Creek preparation plant.

Second quarter capital expenditures totaled $24.5 million. This was up modestly from the first quarter 2023, but down meaningfully from capital expenditures of $34.1 million in the prior year period.

The Company’s effective quarterly tax rate was 25%, excluding discrete items. For the second quarter of 2023, the Company recognized income tax expense of $2.5 million. While the Company anticipates an overall tax rate of 20-25% in 2023, cash taxes are expected to be minimal.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Six months ended June 30,
	June 30,	March 31,	June 30,
In thousands, except per ton amounts	2023	2023	2022	2023	2022

Sales Volume (tons)
Company	695	727	578	1,422	1,151
Purchased	20	29	6	49	16
Total	715	757	584	1,472	1,167

Company Production (tons)
Elk Creek Mining Complex	605	611	482	1,216	985
Berwind Mining Complex (includes Knox Creek)	271	223	184	494	347
Total	876	834	666	1,710	1,332

Company Produced Financial Metrics (a)
Average revenue per ton	$163	$185	$215	$174	$224
Average cash costs of coal sold*	109	105	106	107	104
Average cash margin per ton	$54	$80	$109	$67	$120

Elk Creek Financial Metrics (a)
Average revenue per ton	$170	$194	$208	$182	$221
Average cash costs of coal sold*	101	90	100	95	96
Average cash margin per ton	$69	$104	$108	$87	$125

Purchased Coal Financial Metrics (a)
Average revenue per ton	$226	$245	$186	$238	$299
Average cash costs of coal sold	169	209	155	193	253
Average cash margin per ton	$57	$36	$31	$45	$46

Capital Expenditures	$24,470	$23,546	$34,066	$48,016	$53,807

(a)	Excludes transportation. Cash costs of coal sold are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

* Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2023 Guidance	2022
Company Production (tons)
Elk Creek Mining Complex	2,200 - 2,400	2,033
Berwind & Knox Creek Mining Complex	800 - 1,100	651
Total	3,000 - 3,500	2,684

Sales (tons) (a)	3,100 - 3,600	2,450

Cash Costs Per Ton - Company Produced (b)	$102 - 108	$105

Other
Capital Expenditures (c)	$60,000 - 70,000	$123,012
Selling, general and administrative expense (d)	$34,000 - 37,000	$31,810
Depreciation, depletion and amortization expense	$48,000 - 52,000	$41,194
Interest expense, net	$9,000 - 10,000	$6,829
Effective tax rate (e)	20 - 25%	22%
Cash tax rate	0%	11%
Berwind Idle Costs	$3,000	$9,474

(a)	2023 guidance includes a small amount of purchased coal.
(b)	Adjusted to include the royalty savings from the Ramaco Coal transaction for 2022. Excludes Berwind idle costs.
(c)	Excludes Ramaco Coal and Maben purchase price.
(d)	Excludes stock-based compensation.
(e)	Normalized, to exclude discrete items.

Committed 2023 Sales Volume(a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.2	$188
Seaborne, fixed priced	1.0	$187
Total, fixed priced	2.2	$188
Index priced	0.9
Total committed tons	3.1

(a)	Amounts as of June 30, 2023 and include a small amount of purchased coal. Totals may not add due to rounding.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active metallurgical coal mining complexes in Central Appalachia and one rare earth and coal mine near Sheridan, Wyoming in operation but not yet in production. In May 2023, the Company announced that a major rare earth deposit of primary magnetic rare earths Neodymium, Praseodymium, Terbium, and Dysprosium was discovered at its mine near Sheridan, Wyoming. Contiguous to the Wyoming mine, the Company operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange

Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

SECOND QUARTER 2023 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Wednesday, August 9, 2023. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

To participate in the live teleconference on August 9, 2023:

Domestic Live: (800) 274-8461

International Live: (203) 518-9814

Conference ID: METCQ223

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, the ability to successfully ramp up production at the Berwind and Know Creek complexes, the timing of the Elk Creek preparation plant to come online, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2023	2022	2023	2022

Revenue	$137,469	$138,655	$303,829	$293,537

Costs and expenses
Cost of sales (exclusive of items shown separately below)	99,199	76,644	209,748	157,897
Asset retirement obligations accretion	349	755	700	990
Depreciation, depletion, and amortization	13,556	9,783	25,407	18,463
Selling, general, and administrative	14,319	8,786	26,061	20,610
Total costs and expenses	127,423	95,968	261,916	197,960

Operating income	10,046	42,687	41,913	95,577

Other income, net	2,495	2,348	3,742	2,714
Interest expense, net	(2,518)	(1,937)	(4,826)	(3,068)
Income before tax	10,023	43,098	40,829	95,223
Income tax expense	2,467	9,818	8,016	20,472
Net income	$7,556	$33,280	$32,813	$74,751

Earnings per common share
Basic - Single class (through 6/20/2023)	$0.14	$0.75	$0.71	$1.69
Basic - Class A (6/21/2023 - 6/30/2023)	$0.03	$—	$0.03	$—
Total	$0.17	$0.75	$0.74	$1.69

Diluted - Single class (through 6/20/23)	$0.14	$0.74	$0.70	$1.66
Diluted - Class A (6/21/2023 - 6/30/2023)	$0.03	$—	$0.03	$—
Total	$0.17	$0.74	$0.73	$1.66

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	June 30, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$33,883	$35,613
Accounts receivable	58,973	41,174
Inventories	67,425	44,973
Prepaid expenses and other	17,521	25,729
Total current assets	177,802	147,489
Property, plant, and equipment, net	457,564	429,842
Financing lease right-of-use assets, net	17,363	12,905
Advanced coal royalties	3,464	3,271
Other	4,198	2,832
Total Assets	$660,391	$596,339

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$49,781	$34,825
Accrued liabilities	38,703	41,806
Current portion of asset retirement obligations	29	29
Current portion of long-term debt	25,333	35,639
Current portion of related party debt	20,000	40,000
Current portion of financing lease obligations	7,366	5,969
Insurance financing liability	846	4,577
Total current liabilities	142,058	162,845
Asset retirement obligations, net	29,555	28,856
Long-term debt, net	63,975	18,757
Long-term financing lease obligations, net	8,296	4,917
Senior notes, net	33,061	32,830
Deferred tax liability, net	42,257	35,637
Other long-term liabilities	4,084	3,299
Total liabilities	323,286	287,141

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value *	—	442
Class A common stock, $0.01 par value *	439	—
Class B common stock, $0.01 par value	88	—
Additional paid-in capital	272,728	168,711
Retained earnings	63,850	140,045
Total stockholders' equity	337,105	309,198
Total Liabilities and Stockholders' Equity	$660,391	$596,339
* Common stock reclassified to Class A common stock during Q2 2023

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Six months ended June 30,
In thousands	2023	2022
Cash flows from operating activities
Net income	$32,813	$74,751
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	700	990
Depreciation, depletion, and amortization	25,407	18,463
Amortization of debt issuance costs	357	243
Stock-based compensation	6,505	4,173
Other income	(1,936)	(2,113)
Deferred income taxes	6,620	6,448
Changes in operating assets and liabilities:
Accounts receivable	(17,799)	(8,293)
Prepaid expenses and other current assets	5,106	1,472
Inventories	(22,452)	(16,597)
Other assets and liabilities	(957)	1,263
Accounts payable	13,030	10,060
Accrued liabilities	2,184	18,441
Net cash from operating activities	49,578	109,301

Cash flow from investing activities:
Capital expenditures	(48,016)	(53,807)
Acquisition of Ramaco Coal assets	—	(11,738)
Maben acquisition bond recovery	1,182	—
Other	3,000	2,000
Net cash used for investing activities	(43,834)	(63,545)

Cash flows from financing activities
Proceeds from borrowings	77,500	1,337
Payments of dividends	(11,108)	(9,996)
Repayment of borrowings	(42,588)	(9,407)
Repayment of Ramaco Coal acquisition financing - related party	(20,000)	—
Repayments of insurance financing	(3,001)	(210)
Repayments of equipment finance leases	(3,098)	(2,718)
Shares surrendered for withholding taxes payable	(5,179)	(2,821)
Net cash used financing activities	(7,474)	(23,815)

Net change in cash and cash equivalents and restricted cash	(1,730)	21,941
Cash and cash equivalents and restricted cash, beginning of period	36,473	22,806
Cash and cash equivalents and restricted cash, end of period	$34,743	$44,747

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; certain non-operating expenses (charitable contributions), and accretion of asset retirement obligations. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Q2	Q1	Q2	Six months ended June 30,
(In thousands)	2023	2023	2022	2023	2022

Reconciliation of Net Income to Adjusted EBITDA
Net income	$7,556	$25,257	$33,280	$32,813	$74,751
Depreciation, depletion and amortization	13,556	11,852	9,783	25,407	18,463
Interest expense, net	2,518	2,309	1,937	4,826	3,068
Income tax expense	2,467	5,548	9,818	8,016	20,472
EBITDA	26,097	44,966	54,818	71,062	116,754
Stock-based compensation	3,568	2,937	2,286	6,505	4,173
Accretion of asset retirement obligations	349	350	755	700	990
Adjusted EBITDA	$30,014	$48,253	$57,859	$78,267	$121,917

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs and idle mine costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended June 30, 2023			Three months ended June 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$132,571	$4,898	$137,469	$137,714	$941	$138,655
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(19,291)	(440)	(19,731)	(13,461)	—	(13,461)
Non-GAAP revenue (FOB mine)	$113,280	$4,458	$117,738	$124,253	$941	$125,194
Tons sold	695	20	715	578	5	584
Revenue per ton sold (FOB mine)	$163	$226	$165	$215	$186	$215

	Three months ended March 31, 2023
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$158,959	$7,401	$166,360
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(24,270)	(176)	(24,446)
Non-GAAP revenue (FOB mine)	$134,689	$7,225	$141,914
Tons sold	727	29	757
Revenue per ton sold (FOB mine)	$185	$245	$188

	Six months ended June 30, 2023			Six months ended June 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$291,530	$12,299	$303,829	$288,643	$4,894	$293,537
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(43,561)	(616)	(44,177)	(30,593)	(239)	(30,832)
Non-GAAP revenue (FOB mine)	$247,969	$11,683	$259,652	$258,050	$4,655	$262,705
Tons sold	1,422	49	1,472	1,151	16	1,167
Revenue per ton sold (FOB mine)	$174	$238	$176	$224	$299	$225

Non-GAAP cash cost per ton

	Three months ended June 30, 2023			Three months ended June 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$95,425	$3,774	$99,199	$75,857	$787	$76,644
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(19,298)	(434)	(19,732)	(13,459)	—	(13,459)
Idle mine costs	—	—	—	—	—	—
Non-GAAP cash cost of sales	$76,127	$3,340	$79,467	$62,398	$787	$63,185
Tons sold	695	20	715	578	5	584
Cash cost per ton sold	$109	$169	$111	$108	$155	$108

	Three months ended March 31, 2023
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$104,246	$6,303	$110,549
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(24,347)	(134)	(24,481)
Idle mine costs	(2,559)	—	(2,559)
Non-GAAP cash cost of sales	$77,340	$6,169	$83,509
Tons sold	727	29	757
Cash cost per ton sold	$105	$209	$110

	Six months ended June 30, 2023			Six months ended June 30, 2022
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$199,671	$10,077	$209,748	$153,720	$4,177	$157,897
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(43,645)	(568)	(44,213)	(30,595)	(238)	(30,833)
Idle mine costs	(2,559)	—	(2,559)	—	—	—
Non-GAAP cash cost of sales	$153,467	$9,509	$162,976	$123,125	$3,939	$127,064
Tons sold	1,422	49	1,472	1,151	16	1,167
Cash cost per ton sold	$108	$193	$111	$107	$253	$109

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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